AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY SRA NO. 223597 21 TUDOR STREET • LONDON EC4Y 0DJ • DX 67 LONDON/CHANCERY TELEPHONE: +44.020.7039.5959 • FACSIMILE: +44.020.7039.5999

Exhibit 5.2

Ref/CAM	EJN/539602-600001
E-mail	enalbantian@jonesday.com
Direct	020 7039 5145
Date	August 10, 2021

TransDigm UK Holdings plc
Suite 1, 3rd Floor 11-12,
St. James’s Square,
London, United Kingdom

Re:     Registration Statement on Form S-4 Filed by TransDigm Inc. (the “Issuer”) relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as English counsel to TransDigm UK Holdings plc, a public limited company organized under the laws of England and Wales (the “Company”) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed registration under the US Securities Act of 1933 (the “Securities Act”), issuance and exchange (the “Exchange Offer”) of (i) up to $1,200,000,000 aggregate principal amount of new registered 4.625% Senior Subordinated Notes due 2029 of the Issuer (the “4.625% 2029 Exchange Notes”) for an equal aggregate principal amount of unregistered 4.625% Senior Subordinated Notes due 2029 of the Issuer outstanding on the date hereof that were issued on January 20, 2021 (the “4.625% 2029 Outstanding Notes”) and (ii) up to $750,000,000 aggregate principal amount of new registered 4.875% Senior Subordinated Notes due 2029 of the Issuer (the “4.875% 2029 Exchange Notes” and, together with the 4.625% 2029 Exchange Notes, the “Exchange Notes” and each, a “series of Exchange Notes”) for an equal aggregate principal amount of unregistered 4.875% Senior Subordinated Notes due 2029 of the Issuer outstanding on the date hereof that were issued on April 21, 2021 (the “4.875% 2029 Outstanding Notes” and, together with the 4.625% 2029 Outstanding Notes, the “Outstanding Notes”).

The 4.625% 2029 Outstanding Notes have been, and the 4.625% 2029 Exchange Notes will be, issued pursuant to an indenture dated as of January 20, 2021 (as amended, supplemented or otherwise modified, the “4.625% 2029 Notes Indenture”), and the 4.875% 2029 Outstanding Notes have been, and the 4.875% 2029 Exchange Notes will be, issued pursuant

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to an indenture dated as of April 21, 2021 (as amended, supplemented or otherwise modified, the “4.875% 2029 Notes Indenture” and, together with the 4.625% 2029 Notes Indenture, the “Indentures” and each, an “Indenture”), in each case, by and among the Issuer, TransDigm

Group Incorporated (“TD Group”), the guarantors named therein (including the Company) and The Bank of New York Mellon Trust Company, N.A., as trustee. The Outstanding Notes are, and each series of Exchange Notes will be, respectively, guaranteed on a joint and several basis by the applicable guarantors named in the Registration Statement (including the Company) (the “Guarantees” and each, a “Guarantee”).

1.    SCOPE OF REVIEW AND RELIANCE

The following agreements and other related documents have been examined (items (a) through (f), inclusive, are referred to herein, collectively, as the “Opinion Documents”):

(a)    an executed copy of each of the Indentures (including the forms of each series of Exchange Notes set out in each of the respective Indentures and each of the respective Guarantees for each series of Exchange Notes);

(b)    a copy of the Articles of Association of the Company certified to us by an officer of the Company as being complete and correct and in full force and effect as of the date of each respective Indenture and as of the date hereof (the “Articles of Association”);

(c)    an executed copy dated August 10, 2021 of a certificate of the directors of the Company (the “Certificate”);

(d)    copies of (i) the minutes of the board of directors of the Company dated January 14, 2021 and (ii) the minutes of the board of directors of the Company dated April 11, 2021 in which the directors, amongst other things, passed resolutions ((i) and (ii) together, the “Resolutions”) relating to the Transaction Documents (as defined below) and the Exchange Offer, in each case, for each respective series of Outstanding Notes;

(e)    copies of (i) the unanimous written consent of the board of directors of the Issuer dated January 13, 2021 and (ii) the unanimous written consent of the board of directors of the Issuer dated April 11, 2021 ((i) and (ii) together, the “Parent Resolutions”) relating to, amongst other things, the Transaction Documents and the Exchange Offer, in each case, for each respective series of Outstanding Notes;

(f)    the Registration Statement; and

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(g)    originals or copies (certified or otherwise) of such other documents as we have considered relevant to the rendering of this opinion.

The Registration Statement and the Indentures (including the Guarantees) are hereinafter collectively referred to as the “Transaction Documents”.

2.    ASSUMPTIONS

We have assumed that, so far as the laws of every jurisdiction other than England and Wales are concerned, all restrictions, laws, guidelines, regulations or reporting requirements that apply to the Indentures and any issue of Exchange Notes thereunder and the Guarantees have been complied with and that such laws do not qualify or affect our opinions as set out below.

We have also made the following assumptions, which we have not independently verified or established and on which we express no opinion:

(a)    insofar as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(b)    all signatures on the executed documents which, or copies (whether photocopies, certified copies, facsimile copies or electronic copies) of which, we have examined are genuine and that such copies conform to the original documents executed;

(c)    that each corporate party (other than the Company) is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(d)    each of the parties to the Transaction Documents, other than the Company, is able lawfully to enter into such Transaction Document and has the capacity, power and authority to execute, deliver and perform its respective obligations under the Transaction Documents;

(e)    the execution and delivery of the Transaction Documents have been or will be duly authorised by each of the parties thereto, other than the Company, and that such documents have been or will be duly executed and delivered by each of the relevant parties thereto with effect from the date it is expressed to be effective and is not or will not be (when delivered) subject to any escrow or similar arrangement and that such documents shall constitute the valid, binding and enforceable obligations of each of such parties in accordance with all applicable laws (other than, subject to the limitations and reservations in this opinion, the laws of England and Wales in the case of the Guarantees);

(f)    each of the parties to the Transaction Documents who is carrying on, or purporting to carry on, any regulated activity in the United Kingdom is an authorised person permitted to

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carry on that relevant regulated activity or an exempt person in respect of that regulated activity under the Financial Services and Markets Act 2000 (the “FSMA”) and no such agreement was or will be entered into in consequence of a communication made in breach of section 21(1) of the FSMA;

(g)    the Exchange Notes will be duly prepared and completed in accordance with the provisions and arrangements contained or described in the applicable Indenture and will be in the form of the Exchange Notes as provided for and set out in the applicable Indenture;

(h)    the Articles of Association of the Company that we have examined are those in force, and the directors’ decisions taken in the Resolutions were taken in good faith and on reasonable grounds for believing that the transactions contemplated thereby would be most likely to promote the success of the Company for the benefit of its members as a whole, and that the Resolutions have not been amended, rescinded, modified or revoked and are in full force and effect and the certifications referred to in 1(b) to (e) above are true and accurate;

(i)    the Guarantees will not cause any limit on borrowings or guarantee to which the Company is subject to be exceeded;

(j)    the absence of mutual mistake of fact or of any other arrangements between any of the parties to the Transaction Documents which modify or supersede any of their terms;

(k)    the Company is neither an authorised person nor an exempt person in relation to the regulated activity of accepting deposits under the FSMA;

(l)    that each of the Transaction Documents has been entered into, and the transactions referred to therein are carried out, by each of the parties in good faith, for the purpose of carrying on their respective businesses (and, in the case of the Company, in furtherance of its objects, whether contained in its Articles of Association or otherwise), for the benefit of each of them respectively and on arm’s length commercial terms;

(m)    that each of the Transaction Documents has not been entered into in consequence of fraud, coercion, duress, misrepresentation or undue influence or on the basis of a mistake of fact or law or believing that the Transaction Documents are fundamentally different in substance or in kind from what it is, or in connection with money laundering or any other unlawful activity;

(n)    the truth, accuracy, correctness and completeness of all statements, representations and warranties as to matters of fact contained in the Opinion Documents and that all the terms and conditions of the Transaction Documents will be observed and performed by all the parties thereto;

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(o)    the Issuer is neither an authorised person nor an exempt person in relation to the regulated activity of accepting deposits under the FSMA;

(p)    no request will be made to admit any Exchange Note to trading on a regulated market situated or operating in the United Kingdom;

(q)    no steps have been, or will be, taken to have the Registration Statement treated as an approved prospectus under section 87H of the FSMA;

(r)    all documents presented to us as originals are true and accurate and all documents submitted to us as copies conform with the originals and that any documents in draft form which we have examined for the purposes hereof will not change when in final form in such a way as could affect our opinions herein;

(s)    none of the parties to the Transaction Documents is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or would otherwise be insolvent pursuant to any legislation applicable to it at the time of executing any of the Transaction Documents, and will not, as a consequence of executing any of the Transaction Documents, become unable to pay its debts within the meaning of that section or otherwise be insolvent pursuant to any applicable legislation;

(t)     that the information revealed by our search of the public documents of the Company kept at Companies House in Cardiff (the “Company Search”), as of the date hereof, was accurate in all respects and has not since then been altered or added to;

(u)    that the information revealed by our electronic enquiry of the Central Registry of Winding up Petitions (the “Enquiry”), as of the date hereof, was accurate in all respects and has not since then been altered or added to;

(v)    that in respect of a judgment entered in any suit, action or proceeding arising out of or in connection with the Transaction Documents such judgment was entered by the relevant New York court which had jurisdiction to determine such suit, action or proceeding; and

(w)     no part of the Transaction Documents will constitute unlawful financial assistance for the purposes of section 678 or section 679 of the Companies Act 2006.

3.    LIMITATIONS

Our opinion is confined solely to English law.

The Indentures, the Exchange Notes and the Guarantees are expressed to be governed by the laws of the State of New York. We have made no investigation of such laws and do not

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express or imply any opinion on such laws. In addition, we have assumed that, so far as the laws of the State of New York and US securities laws are concerned, the Indentures and the Guarantees constitute or will, on issue of the Exchange Notes in accordance with the applicable Indenture, constitute legal, valid and binding obligations of the Company and that such laws do not qualify or affect our opinions as set out below.

4.    OPINIONS

4.1    The Company is a public limited company duly incorporated in England and Wales under the Companies Act 2006.

4.2    The Company has corporate power to enter into and perform its obligations under the Indentures and the Guarantees.

4.3    Each Guarantee has been duly authorised by the Company and, so far as English law is concerned, when (a) the Registration Statement has become effective under the Securities Act and (b) the Exchange Notes have been duly executed by the Issuer and authenticated in accordance with the terms of the applicable Indenture and delivered in the manner provided in such Indenture, we would expect the English courts to recognise the choice of law of New York law as the governing law of the Guarantees and to enforce by separate action a final and conclusive judgment (which does not re-open an earlier judgment from the same jurisdiction) for a definite sum of money or for a sum of money ascertainable by arithmetical calculation (in either case not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty), entered against the Company in connection with the enforcement of the Guarantees in civil proceedings in a court of competent jurisdiction in the State of New York.

5.    QUALIFICATIONS

Nothing in this opinion shall be taken as implying that an English court would exercise jurisdiction in any proceedings relating to the Indentures, the Guarantees or the Exchange Notes or accordingly that any remedy would be available in England for the enforcement of obligations arising under the Indentures, the Guarantees or the Exchange Notes.

This opinion is subject to the following:

(a)    There could be circumstances in which an English court would not treat as conclusive those certificates and determinations which the Indentures, the Guarantees or the Exchange Notes state are to be so treated.

(b)    Any provision in the Indentures, the Guarantees or the Exchange Notes which involves an indemnity for the costs of litigation is subject to the discretion of the court to

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decide whether and to what extent a party to litigation should be awarded the costs incurred by it in connection with the litigation.

(c)    Any provision in any agreement or deed which amounts to an undertaking to assume the liability on account of the absence of payment of stamp duty or an indemnity to pay stamp duty may be void.

(d)    As used in this opinion, the term “enforceable” means that each obligation or document is of a type and form enforced by the English courts. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to, inter alia, the nature of the remedies available in the English courts, the acceptance by such courts of jurisdiction, the power of such courts to stay proceedings, the fact that claims may be time-barred or subject to defences of set-off or counterclaim, and other principles of law and equity of general application.

(e)    The opinions set out above are subject to (i) all applicable limitations arising from bankruptcy, insolvency, liquidation, administration, reorganisation, moratorium, reconstruction or similar laws and (ii) all applicable general principles of law affecting the rights of contractual parties and/or creditors generally.

(f)    The Registration Statement has been prepared by, inter alios, the Issuer and the Company, which have accepted responsibility for the information contained therein. We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement, nor have we been responsible for ensuring that no material information has been omitted from it.

(g)    There are no reciprocal arrangements in force between the State of New York or the United States of America and the United Kingdom for the recognition or enforcement of judgments. Accordingly, a judgment by the courts of the State of New York, United States of America or, as the case may be, any federal court of the United States of America (each such court, a “US Court”) is not enforceable directly in England, but may be recognised by the English courts according to common law principles. A judgment by a US Court will not be enforced by the English courts if:

(i)    that US Court had no jurisdiction, as a matter of English law, over the defendant;

(ii)    the proceedings in which the judgment was given were opposed to natural justice;

(iii)    the judgment was obtained by fraud;

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(iv)    the enforcement of the judgment would be contrary to English public policy or the Human Rights Act 1998;

(v)    an order has been made and remains effective under section 9 of the Foreign Judgments (Reciprocal Enforcement) Act 1933 applying that section to judgments of that US Court;

(vi)    before the date on which the US Court gave judgment, the matter in dispute had been the subject of a final judgment of another court having jurisdiction between the same parties or their privies, that judgment is enforceable in England, and that judgment conflicts with the judgment intended to be enforced in England;

(vii)    the judgment is for multiple damages within the meaning of section 5(3) of the Protection of Trading Interests Act 1980 or based on a claim for contribution in respect of the same;

(viii)    the judgment is based on a rule of law specified by the Secretary of State as concerned with the prohibition of restrictive trade practices or based on a claim for contribution in respect of the same;

(ix)    the judgment is based on foreign measures which the Secretary of State specifies as regulating and controlling international trade and which, in so far as they apply to persons carrying on business in the United Kingdom, are damaging or threaten to damage the trading interests of the United Kingdom; or

(x)    the bringing of proceedings in that US Court was contrary to an agreement under which the dispute in question was to be settled otherwise than by proceedings in that US Court.

If the English court gives judgment for the sum payable under a judgment of the courts of the State of New York, the English judgment would be enforceable by the methods generally available for the enforcement of English judgments. These give the court discretion whether to allow enforcement by any particular method. In addition, it may not be possible to obtain an English judgment or to enforce any English judgment if the judgment debtor is subject to any insolvency or similar proceedings, if there is delay or if an appeal is pending or anticipated against the English judgment in England or against the foreign judgment in the courts of the State of New York.

(h)    The effectiveness of terms exculpating a party from liability or a duty otherwise owed is limited by law.

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(i)    There is doubt as to the enforceability in England and Wales of US judgments in respect of civil judgments predicated purely on US securities law.

(j)    No account has been taken in this opinion of the future exercise of powers by the UK Government pursuant to section 5(4) of the Protection of Trading Interests Act 1980.

(k)    Insofar as any obligation under the Indentures, the Guarantees or the Exchange Notes is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

(l)    We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Indentures, the Guarantees or the Exchange Notes.

(m)    The Company Search is not capable of revealing conclusively whether or not (i) a winding up order has been made or a resolution passed for the winding up of a company, (ii) an administration order has been made or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately. In addition, the Company Search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition has been presented or an application for an administration order has been made nor will the search conclusively reveal whether a charge or other restriction or prohibition has been created in relation to the real property owned by the relevant party.

(n)     The Enquiry relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to such an enquiry only relates to current petitions (and not those which may have been subsequently withdrawn or otherwise dealt with).

(o)    We express no opinion as to matters of fact.

(p)     We give no opinion as to tax.

(q)     An English Court will not apply a chosen foreign law if: (i) it is not pleaded and proved; (ii) to do so would be contrary to the mandatory rules of English law or of such

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chosen foreign law or manifestly incompatible with English public policy; or (iii) the choice is not valid under the chosen law.

This opinion, which shall be construed in accordance with English law, is given to the Company in connection with the registration under the Securities Act of the Exchange Notes.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the US Securities and Exchange Commission thereunder.

This opinion is given on the basis of English law in force and applied by English courts at the date of this opinion and on the basis that there has been no amendment to, or termination or replacement of, any of the documents examined by us and no change in any of the facts assumed by us for the purposes of giving this opinion. It is also given on the basis that we have no obligation to notify any addressee of this opinion of any change in English law or its application after the date of this opinion.

Yours faithfully,

/s/ Jones Day